Exhibit 99.1 - Press Release
For Immediate Release

         Consolidated Capital of North America, Inc. Announces Status of
                    Exchange Offer of Common Stock for Debt.

Denver, Colorado, March 17, 2000. Consolidated Capital of North America, Inc. (OTCBB: CDNO) announced today that, as of today's date, three of its creditors have exchanged $31,241 in the Company's previously announced offer to exchange parent-company obligations for Common Stock. Affiliates of the Company holding approximately $5.6 million in debt, preferred stock and other rights have agreed to accept the exchange offer, subject to acceptance by substantially all other creditors and the approval by shareholders of the authorization of additional Company Common Stock. Creditors holding convertible debt have converted approximately $2.8 million of debt into the Company's Common Stock. As a result, there remains approximately $6.9 million of debt not converted or exchanged. The Company's largest creditor has informed management that it does not intend to exchange or convert its debt, which amounts to approximately $3.6 million.

Unless this situation changes, it now appears that the Company will not be debt free as of March 31, as is required to take advantage of the opportunity to combine with a newly organized United Kingdom based internet/telecommunications company, to be called "European e Commerce" Limited ("EEC"). EEC has completed its first tranche private placement of $3 million and is proceeding with the marketing of the second tranche placement of $12 million. One of several conditions for the combination with EEC is that the Company be free of all material debts by March 31. It seems unlikely at this time that this condition can be satisfied.

At present, the Company does not have the financial resources necessary to obtain audited financial statements for 1999 and to file its Form 10-KSB for 1999 with the SEC. If these filings are not made on time, certain holders of restricted and control securities will not be able to sell under SEC Rule 144 during the period that the Company is not in compliance with its SEC filing requirements. Unless proceeds are received from warrant or option exercises, this situation may last indefinitely.

The Company is currently offering its warrant and option-holders a 25% reduction in their exercise prices, if such exercise occurs prior to April 15, 2000. Proceeds, if any, will be used to pay expenses of obtaining an audit for 1999 and filing the Form 10-KSB, other accrued Company expenses, certain outstanding debts, and other uses as determined by the Board.

Statements made in this press release may constitute forward-looking statements and are subject to numerous risks and uncertainties relating to the Company's ability to continue to operate at even minimal levels. Therefore, the actual results of the Company's efforts may differ materially from those described in this press release.

Contact:
Richard Bailey
President
310-265-4404